Exhibit 23.1

               CONSENT OF CERTIFIED PUBLIC ACCOUNTANT


TO: Arizona Aircraft Spares, Inc.

As an independent certified public accountant, I hereby consent to the incorporation by reference in Current Report on Form 8-K, as amended, dated July 16, 2003 under the Securities Exchange Act of 1934 of Arizona Aircraft Spares, Inc. for the years ended December 31, 2002 and 2001 and the three months ended March 31, 2003 of my report dated August 25, 2003 and contained in the Registration Statement No.333-110631 of Arizona Aircraft Spares, Inc. Form S-8 under the Securities Act of 1933 insofar as such report relates to the financial statements of Arizona Aircraft Spares, Inc. for the years ended December 31, 2002 and 2001 and the three months ended March 31, 2003.

                                       /s/ DAVID L. SHOREY, C.P.A
                                       David L. Shorey, C.P.A.



Tucson, Arizona
April 13, 2004